Exhibit 10.2
PERFORMANCE SHARE UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS
UNDER THE
CATALENT, INC.
2018 OMNIBUS INCENTIVE PLAN
(Performance Period commencing on _________ and ending on _________)
Pursuant to the Performance Share Unit Grant Notice for Non-U.S. Participants (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Performance Share Unit Agreement for Non-U.S. Participants, including any special terms and conditions for the Participant’s country set forth in Appendix 1 attached hereto (collectively, along with Exhibit A, this “Agreement”), and the Plan, Catalent, Inc. (the “Company”) and the Participant agree as follows.
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan or the Grant Notice, as applicable.
a.Delivered RTSR Value. The term “Delivered RTSR Value” means the product of (i) the number of Delivered Shares attributable to the RTSR Performance Percentage times (ii) the Ending Stock Price (as defined in Exhibit A).
b.Delivered RTSR Value Cap. The term “Delivered RTSR Value Cap” means three times the Target RTSR Value.
c.Delivered Shares. The term “Delivered Shares” has the meaning set forth in Section 5 of this Agreement.
d.Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.
e.Performance Period. The term “Performance Period” means the period commencing on _________ and ending on _________.
f.Period of Service. The term “Period of Service” means the continuous period of the Participant’s Employment up to the Termination Date, and also includes any prior period of Employment separated by: (i) any break in Employment as a result of a leave of absence authorized by the Company or by law; and (ii) any break in Employment not authorized by the Company or by law lasting twelve (12) months or less.
g.Plan. The term “Plan” means the 2018 Omnibus Incentive Plan, as in effect from time to time.
h.Restrictive Covenant Violation. The term “Restrictive Covenant Violation” means the Participant’s breach of any of the Restrictive Covenants set forth in Section 10 of this Agreement or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s or any of its Affiliates’ or Subsidiaries’ vendors, suppliers, customers or employees or any similar provision applicable to or agreed to by the Participant, all to the extent permitted by law.

i.Retirement. The term “Retirement” means a Termination (other than a Termination when grounds existed for a Termination for Cause at the time thereof) initiated by the Participant that occurs on or after the date on which the sum of the Participant’s age and Period of Service (calculated in months) equals sixty-five (65) years, so long as the Participant is at least fifty-five (55) years old and provides at least six (6) months’ notice of Participant’s intention to retire.
j.Target RTSR Value. The term “Target RTSR Value” means the product of (i) the RTSR Target Number of Performance Share Units provided in the Grant Notice times (ii) the closing price per share of Common Stock on the Date of Grant set forth in the Grant Notice.
k.Termination Date. The term “Termination Date” means the date upon which the Participant incurs a Termination for any reason.
2.Grant of Performance Share Units. Subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, for good and valuable consideration, the Company hereby grants to the Participant the EPS and RTSR Target Number of Performance Share Units provided in the Grant Notice.
3.Vesting. Subject to the terms and conditions contained in this Agreement, the Grant Notice and the Plan, the Performance Share Units shall vest as provided in Exhibit A, except as otherwise set forth in Section 6 of this Agreement. With respect to any Performance Share Unit, the period during which such Performance Share Unit remains subject to vesting requirements shall be its Restricted Period.
4.Dividend Equivalents. The Company will credit Performance Share Units with dividend equivalent payments following the payment by the Company of dividends on shares of Common Stock. The Company will provide such dividend equivalents in shares of Common Stock having a Fair Market Value per Performance Share Unit, as of the date of such dividend payment, equal to the per-share amount of such applicable dividend, and shall be payable at the same time as (and only if) the Performance Share Units are settled in accordance with Section 5 below. In the event that any Performance Share Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Performance Share Units.
5.Settlement of Performance Share Units. Following expiration of the Restricted Period with respect to any outstanding Performance Share Unit not previously forfeited in accordance with Exhibit A or Section 6 below, or, as applicable with respect to any Converted RSUs (as defined in Exhibit A), the Company shall issue to the Participant by no later than the ninetieth (90th) day following the end of the Performance Period one share of Common Stock for such Performance Share Unit or Converted RSU (each, a “Delivered Share” and, collectively, the “Delivered Shares”). Notwithstanding the foregoing, (a) the Performance Share Units, or, as applicable, the Converted Units may be settled at a different time in the circumstances set forth in Section 6(b) and Section 6(d) below, as well as in Section 2(b) of Exhibit A, and (b) in the event that the Delivered RTSR Value exceeds the Delivered RTSR Value Cap, the number of Delivered Shares attributable to the RTSR Performance Percentage shall be reduced to the level at which the Delivered RTSR Value is as close as possible to, but does not exceed, the Delivered RTSR Value Cap and the Participant shall have no right to receive any shares of Common Stock that relate to such required reduction in the Delivered Shares.

6.Treatment on Termination.
a.Subject to clauses (b) – (d) below, if the Participant incurs a Termination prior to the Regular Vesting Date (as defined on Exhibit A), (i) the Participant’s Performance Share Units shall cease vesting and (ii) the Participant shall forfeit all unvested Performance Share Units to the Company for no consideration as of the Termination Date.
b.Death. If the Participant incurs a Termination due to death, the EPS Target Number of Performance Share Units and the RTSR Target Number of Performance Share Units or the number of Converted RSUs to the extent applicable, shall, to the extent not then vested or previously forfeited or cancelled, become fully vested, the Restricted Period shall expire and any unvested Performance Share Units will immediately be forfeited to the Company by the Participant for no consideration. Settlement of such vested Performance Share Units (or Converted RSUs) shall be made within ninety (90) days of the date of the Participant’s death, or at such later time as permitted under Section 409A.
c.Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, the number of Performance Share Units as determined in accordance with Exhibit A, or the number of Converted RSUs, to the extent applicable, shall, to the extent not then vested or previously forfeited or cancelled, continue to vest as provided in Exhibit A, as if the Participant had continued Employment through the Regular Vesting Date, subject to the Participant’s compliance with the restrictive covenants set forth in Section 10 of this Agreement and the Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates and Subsidiaries in a form prescribed by the Company on or prior to the 60th day following the Termination Date; provided, however, in the case of a Termination due to Retirement, the number of Performance Share Units, if any, that shall vest shall be the number determined in accordance with Exhibit A and then multiplied by a fraction, the numerator of which is equal to the number of days between and including the first day of the Performance Period and the date the Participant incurs a Termination due to Retirement and the denominator of which is 1095 (the “Retirement Fraction”). Upon the Regular Vesting Date, the Restricted Period shall expire with respect to the Retirement Fraction of the Performance Share Units (or the Converted Units), and the Participant will immediately forfeit the remaining fraction of the unvested Performance Share Units (or the Converted Units) to the Company for no consideration.
d.Change in Control. In the event of a Change in Control, if the Participant incurs a Termination by the Service Recipient without Cause prior to the Regular Vesting Date, the number of Converted RSUs shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Restricted Period shall expire. Subject to Section 14(t)(i) and (ii) of the Plan, settlement of such Converted RSUs shall be made within ninety (90) days of the date of the Participant’s Termination.

7.Non-Transferability. The Performance Share Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Performance Share Units may be transferred by will or by the laws of descent and distribution in accordance with Section 14(b) of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided in this Agreement or the Plan, no assignment or transfer of the Performance Share Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in this Agreement or the Plan whatsoever, but immediately upon such assignment or transfer the Performance Share Units shall be forfeited and become of no further effect.
8. Rights as Stockholder. The Participant or a Permitted Transferee of the Performance Share Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Performance Share Unit unless and until the Participant becomes the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant becomes the holder of record or the beneficial owner thereof.
9.Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Performance Share Units and any shares of Common Stock issued in respect thereof. Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Performance Share Units and all proceeds thereof shall be subject to the Company’s Clawback Policy (to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements), as in effect from time to time, to the extent the Participant is a director or “officer” as defined in Rule 16a-1(f) promulgated under the Exchange Act.
10.Restrictive Covenants.
a.To the extent that the Participant is a party to an employment or similar agreement with the Company or one of its Affiliates or Subsidiaries containing non-competition, non-solicitation, non- interference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such agreement shall govern and the following provisions of this Section 10 shall not apply.
b.Competitive Activity. To the extent a Participant (i) lives in a jurisdiction where restrictive covenants are void as against public policy or (ii) has a business title below the level of “director” and receives base compensation of less than $100,000 (or its local currency equivalent) per year, Section 10(b) of this Agreement shall be considered deleted from and therefore not part of this Agreement.

i.The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the Date of Grant and ending on the date that is 12 months after the Termination Date (the “Restricted Activity Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person (as defined below), directly or indirectly, violates any of the following prohibitions:
(I) During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any individual, person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries or Affiliates, the business of any client or prospective client:
1.with whom the Participant had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date;
2.with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date; or
3.for whom the Participant had direct or indirect responsibility during the one-year period preceding the Termination Date.
(II) During the Restricted Activity Period, the Participant will not directly or indirectly:
1.engage in any business that competes with the business of the Company or any of its Subsidiaries or Affiliates, including, but not limited to, providing formulation/dose form technologies and/or contract services to pharmaceutical, biotechnology, over-the-counter and vitamins/minerals/supplements companies related to pre-clinical and clinical development, formulation, analysis, manufacturing and/or packaging and any other technology, product or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries or Affiliates (including, without limitation, any other business that the Company or any of its Subsidiaries or Affiliates have plans to engage in as of the Termination Date) in any geographical area where the Company or any of its Subsidiaries or Affiliates conducts business (a “Competitive Business”);
2.enter the employ of, or render any service to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;
3.acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

4.interfere with, or attempt to interfere with, any business relationship (whether formed before, on or after the Date of Grant) between the Company or any of its Subsidiaries or Affiliates and any customer, client, supplier, or investor of the Company or any of its Subsidiaries or Affiliates.
Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in any Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group that controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person. Any such qualifying ownership shall not be deemed to be engaging in Competitive Activity or a Restrictive Covenant Violation for purposes of this Agreement.
(III) During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
1.solicit or encourage any employee of the Company or any of its Subsidiaries or Affiliates to leave such Employment; or
2.hire any such employee who was employed by the Company or any of its Subsidiaries or Affiliates as of the Termination Date or who left such employment coincident with, or within six (6) months prior to or after, the Termination Date; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or any of its Subsidiaries or Affiliates for at least six (6) months.
(IV) During the Restricted Activity Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries or Affiliates any consultant then under contract with the Company or any of its Subsidiaries or Affiliates.
ii.It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10(b) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Section 10(b).

c.Confidentiality.
i.The Participant will not at any time (whether during or after the Participant’s Employment) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates and Subsidiaries (other than its professional advisors who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, and government and regulatory activities and approvals) concerning the past, current, or future business, activities, and operations of the Company, its Subsidiaries or Affiliates, and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
ii.Notwithstanding anything to the contrary in Section 10(c)(i), “Confidential Information” shall not include any information that (w) is or becomes generally available to the public other than as a result of a breach of this Section 10(c); (x) is already known by the recipient of the disclosed information at the time of disclosure as evidenced by the recipient’s written records, (y) becomes available to the recipient of the disclosed information on a non- confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (z) was or is independently developed by or for the recipient of the information without reference to Confidential Information, as evidenced by the recipient’s written records.
iii.Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial or tax advisors or lender, each of whom the Participant agrees to instruct not to disclose, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or one of its Affiliates or Subsidiaries); provided, that the Participant may disclose to any prospective future employer the provisions of Section 10 of this Agreement provided such prospective future employer agrees to maintain the confidentiality of such terms.

iv.Upon Termination, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name, or other source indicator) owned or used by the Company, its Subsidiaries, or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters, and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop, or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or one of its Affiliates or Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.
v.Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b) the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties to this Agreement also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. 18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets where such disclosure is expressly allowed by 18 U.S.C. § 1833(b).
d.Equitable Relief. Notwithstanding the remedies set forth in Section 9 above and notwithstanding any other remedy that would otherwise be available to the Company at law or in equity, the Company and the Participant agree and acknowledge that if an actual or threatened Restrictive Covenant Violation occurs, the Company will be entitled to an injunction and/or other equitable relief restraining the Participant from the Restrictive Covenant Violation without the necessity of posting a bond or proving actual damages.
11.Tax Withholding.

a.Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Participant further acknowledges that neither the Company nor the Service Recipient (1) makes any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including, but not limited to, the grant, vesting or settlement of the Performance Share Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividend or any dividend equivalent; and (2) commits to or is under any obligation to structure the terms of the grant or any aspect of the Performance Share Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

b.Satisfaction of Withholding Obligations. Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall make adequate arrangements satisfactory to the Company or the Service Recipient, as appropriate, to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by any of the means described in the Plan or by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate; provided, however, that, if the Participant is subject to Section 16 of the Exchange Act, then the Participant may elect, in advance of any tax withholding event, to satisfy the amount of all required Tax-Related Items in respect of the Performance Share Units in cash, and, in the absence of Participant’s timely election, the Company will withhold shares of Common Stock to satisfy any withholding obligations upon the relevant tax withholding event.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum or another rate that is higher than the Participant's actual rate is used, the Company or the Service Recipient may refund any over-withheld amount to the Participant in cash (with no entitlement to the Common Stock equivalent), or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, the Participant shall be deemed for tax purposes to have been issued the full number of shares of Common Stock subject to the vested Performance Share Units, notwithstanding that a portion of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant shall pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

12.Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as provided in this Agreement; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted, or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
13.No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Performance Share Units that are the subject of this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates or Subsidiaries. Further, the Company, or, if different, the Service Recipient, may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided in this Agreement.
14.Nature of Grant. In accepting the grant of the Performance Share Units, the Participant acknowledges, understands and agrees that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
b.the grant of the Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Units, or benefits in lieu of Performance Share Units, even if Performance Share Units have been granted in the past;
c.all decisions with respect to future Performance Share Units or other grants, if any, will be at the sole discretion of the Company;
d.neither the Performance Share Unit grant nor the Participant’s participation in the Plan shall create any right to employment or be interpreted as forming an employment or service contract with the Company, the Service Recipient or any Affiliate or Subsidiary of the Company or interfere with the ability of the Company, the Service Recipient or any Affiliate or Subsidiary of the Company, as applicable, to terminate the Participant’s employment or service contract (if any), to the extent otherwise permitted by law or any applicable agreement other than this Agreement;
e.unless otherwise agreed with the Company, none of the Performance Share Units, the shares of Common Stock subject to the Performance Share Units, and the income and value of same is granted as consideration for, or in connection with, the service the Participant may provide as a director of the Company, the Service Recipient, or any Affiliate or Subsidiary of the Company;
f.the Participant is voluntarily participating in the Plan;
g.none of the Performance Share Units, the shares of Common Stock subject to the Performance Share Units, and the income and value of same is intended to replace any pension right or other form of compensation;

h.none of the Performance Share Units, the shares of Common Stock subject to the Performance Share Units, and the income and value of same is part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments, any bonus, holiday pay, long-service award, pension, or retirement or welfare benefit, or any similar payment;
i.the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
j.no claim or entitlement to compensation or damages shall arise from any forfeiture of the Performance Share Units resulting from a Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of any employment-related law in any jurisdiction applicable to the Participant’s employment or the terms of the Participant’s employment agreement, if any);
k.unless otherwise provided in the Plan or by the Company in its discretion, neither the Performance Share Units nor any benefit evidenced by this Agreement creates any entitlement either (i) to have the Performance Share Units or any such benefit transferred to or assumed by another company or (ii) to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Common Stock; and
l.the Participant acknowledges and agrees that none of the Company, the Service Recipient, and any Affiliate or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency, if any, and the United States Dollar that may affect the value of the Performance Share Units or of any amount due to the Participant pursuant to the settlement of the Performance Share Units or the subsequent sale of any share of Common Stock acquired upon settlement.

15.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal, and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
16.Data Privacy. The Participant hereby explicitly and without reservation consents to the collection, use, and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Share Unit grant material by and among, as applicable, the Service Recipient, the Company, and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan.
The Participant understands that the Service Recipient, the Company, and its other Affiliates or Subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any share of Common Stock or directorships held in the Company, or details of all Performance Share Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan.
The Participant understands that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other third-party administrator or stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipient of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney LLC, and any other possible recipient that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendment to Data or refuse or withdraw the consents in this Section 16, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing on a purely voluntary basis the consents described in this Agreement. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Employment or service with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company may be unable to grant Performance Share Units or other awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
The Participant understands that the Company may rely on a different legal basis for the collection, processing, and/or transfer of Data either now or in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company or the Service Recipient, the Participant agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements, or consents) to the Company and/or the Service Recipient that the Company and/or the Service Recipient may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that the Participant may be unable to participate in the Plan if the Participant fails to execute any such acknowledgment, agreement, or consent requested by the Company and/or the Service Recipient.
17.Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors, and, to the extent permitted, assigns or other Permitted Transferees of the parties to this Agreement.

18.Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any condition or right under, amend any term of, or alter, suspend, discontinue, cancel, or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Participant under this Agreement shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrence or transaction under this Agreement unless such waiver specifically states that it is to be construed as a continuing waiver.
19.Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the federal and state courts located in the State of New Jersey, and hereby waive any objection to proceeding in such jurisdiction, including any objection regarding an inconvenient forum.
20. Plan. The terms and conditions of the Plan are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.
21.Language. The Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.Imposition of Other Requirements. The Company reserves the right to impose any other requirement on the Participant’s participation in the Plan, on the Performance Share Units, and on any share of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing.

24.Section 409A of the Code. It is intended that the Performance Share Units be exempt from or compliant with Section 409A of the Code (together with any Department of Treasury regulation and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the date hereof, “Section 409A”) and this Agreement shall be interpreted, construed, and operated to reflect such intent. However, notwithstanding any other provision of the Plan, the Grant Notice, or this Agreement, if at any time the Committee determines that the Performance Share Units (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other action, as the Committee determines is necessary or appropriate either for the Performance Share Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
25.Appendix. Notwithstanding any term or condition in this Agreement, the Performance Share Unit grant shall be subject to any special term or condition set forth in Appendix 1 to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix 1, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix 1 constitutes part of this Agreement.
26.Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant’s country may have certain foreign asset/account, exchange control, and/or tax reporting requirements, which may affect the Participant’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including any dividend received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets, or transactions to the tax or other authorities in Participant’s country. The Participant may also be required to repatriate the sale proceeds or other funds received as a result of the Participant’s participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations and the Participant should consult Participant’s personal legal advisor for further details.
27.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to the insider trading restrictions and/or market abuse laws of one or more countries that may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Performance Share Units), or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Further, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees, and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. The Participant acknowledges that Participant is responsible for complying with any applicable restrictions and is encouraged to speak to Participant’s own personal legal advisor for further details regarding any insider trading and/or market abuse laws applicable to the Participant.

28.Entire Agreement; Miscellaneous. This Agreement, the Grant Notice, and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance Share Units. This Agreement, the Grant Notice, and the Plan supersede any prior agreement, commitment, or negotiation concerning the Performance Share Units. The headings used in this Agreement, including without limitation Exhibit A and Appendix 1, are for convenience only and shall not affect its interpretation.
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Exhibit A to Performance Share Unit Agreement
1. Vesting. Except as otherwise expressly provided in Section 6 of the Agreement, provided the Participant has not incurred a Termination on or prior to the Regular Vesting Date, the Performance Share Units granted under the Grant Notice to which this Agreement relates shall vest upon the date on which the Committee determines and certifies, as applicable, the attainment level of both the EPS Performance Percentage (as defined below) and the RTSR Performance Percentage (as defined below)(the “Regular Vesting Date”) with respect to the period commencing on _________ and ending on _________ (the “Performance Period”), in each case as of the last day of the Performance Period, which determination shall be made no later than the seventy-fifth (75th) day following the end of the Performance Period. As determined by the Committee, the number of Performance Share Units, if any, in which the Participant vests shall be equal to the sum of (a) the product of (i) the EPS Target Number of Performance Share Units (as set forth in the Grant Notice) and (ii) the EPS Performance Percentage, plus (b) the product of (i) the RTSR Target Number of Performance Share Units (as set forth in the Grant Notice) and (ii) the RTSR Performance Percentage. Upon the Regular Vesting Date, the Restricted Period shall expire and any vested Performance Share Units shall be settled in accordance with Section 5 of the Agreement. Any Performance Share Units that do not vest in accordance with this Exhibit A (to the extent not previously forfeited pursuant to Section 6 of the Agreement) shall, effective as of the Regular Vesting Date, be forfeited by the Participant without consideration.
2. Change in Control. Notwithstanding Section 1 of this Exhibit A, the following shall apply in connection with a Change in Control:
(a) In the event of a Change in Control prior to the last day of the Performance Period, to the extent the stock of the acquiring or successor entity is publicly traded and the Performance Shares Units are assumed, continued, or substituted, the Performance Share Units shall be converted, immediately prior to the Change in Control, to a number of time-based Restricted Stock Units equal to the sum of (A) the EPS Target Number of Performance Share Units, and (B) either of the following (1) if the Change in Control occurs in the first year of the Performance Period, the RTSR Target Number of Performance Share Units, or (2) if the Change in Control occurs after the first year of the Performance Period, a number of Performance Share Units that would become eligible to vest based on the attainment level of the Relative Total Shareholder Return Performance Goal calculated as of a shortened Performance Period that ends on the date immediately preceding the date of the Change in Control (the “Converted RSUs”). The Converted RSUs shall be eligible to vest based on the Participant’s continued Employment through the Regular Vesting Date (which, for purposes of the Converted RSUs, shall be the last day of the Performance Period), except as otherwise provided in Section 6(b) – (d) of the Agreement. Provided that the Participant has not incurred a Termination prior to the Regular Vesting Date (subject to Section 6(b) – (d) of the Agreement), the Restricted Period with respect to the Converted RSUs shall expire upon the Regular Vesting Date and any vested Converted RSUs shall be settled in accordance with Section 5 of the Agreement.
(b) In the event of a Change in Control prior to the last day of the Performance Period, to the extent the acquiring or successor entity does not assume, continue, or substitute the Performance Share Units, or the stock of the acquiring or successor entity is not publicly traded, the Performance Share Units shall be replaced with a right to receive, within thirty (30) days following the date of the Change in Control, a cash payment equal to the sum of (i) the product of (A) the Per Share Cash Amount (as defined below), multiplied by (B) the EPS Target Number of Performance Share Units, and (ii) the product of (A) the Per Share Cash Amount, multiplied by (B) either (1) if the Change in Control occurs in the first year of the Performance Period, the RTSR Target Number of Performance Share Units, or (2) if the Change in Control occurs after the first year of the Performance Period, a number of Performance Share Units that would become eligible to vest based on the attainment of the Relative Total Shareholder Return Performance Goal calculated as of a shortened Performance Period that ends on the date immediately preceding the date of the Change in Control. The “Per Share Cash Amount” for purposes of this Section 2(b) means an amount equal to the sum of (I) the average of the closing price of the Common Stock for the 20 trading days immediately preceding the date of the Change in Control and (II) any cash dividend payable on a share of Common Stock during the 20 trading-day period described in the foregoing. If settlement of the Performance Share Units may not be made within the period specified in this Section 2(b) due to the limitation in Section 14(t)(iii)(A) of the Plan, such settlement shall be made in accordance with Section 5 of the Agreement.
(c) In the event of a Change in Control on or after the last day of the Performance Period but prior to the settlement of such Performance Share Units in shares of Common Stock in accordance with this Agreement, the Participant shall receive whatever a stockholder of shares of Common Stock equal in number to the settlement amount (determined in accordance with Section 1 of this Exhibit A) would have been eligible to receive due to such Change in Control, with such settlement occurring in accordance with Section 5 of the Agreement.
(d) Any Performance Share Unit that does not vest or become Converted RSUs, as applicable, shall immediately be forfeited without any further action by the Company or the Participant and without any payment of consideration therefor.
3. Earnings Per Share Performance Goal
For purposes of this Agreement:
“Cumulative EPS” means the sum of the EPS (as defined below) for each fiscal year of the Company or portion thereof in the Performance Period;
“Earnings Per Share” or “EPS” for any period means the Company’s “adjusted net income” for such period, as publicly reported by the Company, divided by the average number of fully diluted shares of Common Stock outstanding in such period, as publicly reported by the Company; and

“EPS Performance Percentage” means the percentage as set forth in the below table, representing the performance level of attainment of the Earnings Per Share performance goal set forth in the below table.

Performance Level	Cumulative EP	Percent of Target Goal	EPS Performance Percentage
Below Threshold	Below $X.XX	Below 75%	0%
Threshold	$ X.XX	75%	50%
	Between $X.XX and $X.XX		Linearly interpolate between 50% and 100%
Target	$X.XX	100%	100%
	Between $X.XX and $X.XX		Linearly interpolate between 100% and 200%
Maximum	$X.XX (or higher)	125%	200%
4. Relative Total Shareholder Return Performance Goal
For purpose of this Agreement:
“Beginning Stock Price” means the average of the closing prices of the Common Stock or the shares of the Peer Group (as defined below), as applicable, for the 20 trading days ending on the trading date immediately preceding the first day of the Performance Period;
“Ending Stock Price” means the average of the closing prices of the Common Stock or the shares of the Peer Group, as applicable, for the 20 trading days up to and including (if a trading day) the last day of the Performance Period;
“Peer Group” means the companies that comprise the S&P Composite 1500 Health Care Index. Companies that are members of the index at the beginning of the Performance Period that subsequently cease to be listed in the index as a result of acquisitions, mergers, or combinations involving such companies shall be excluded from the Peer Group. Companies that are members of the index at the beginning of the Performance Period that subsequently file for bankruptcy during the Performance Period shall be treated as worst performers for purposes of the Relative Total Shareholder Return Performance Goal calculation;
“Relative Total Shareholder Return” or “RTSR” means the quotient equal to (i) the Ending Stock Price minus the Beginning Stock Price plus assumed reinvestment as of the ex-dividend date of ordinary and extraordinary cash dividends, if any, paid by the applicable issuer during the Performance Period, divided by (ii) the Beginning Stock Price. Relative Total Shareholder Return expressed as a formula shall be as follows:

Relative Total Shareholder Return	=	(Ending Stock Price – Beginning Stock Price + Beginning Stock Price
The stock prices and cash dividend payments reflected in the calculation of Total Shareholder Return shall be adjusted to reflect stock splits during the Performance Period, and dividends shall be assumed to be reinvested in the relevant issuer’s shares for purposes of the calculation of Total Shareholder Return; and
“RTSR Performance Percentage” means the percentage as set forth in the below table, representing the performance level of attainment of the Relative Total Shareholder Return Performance Goal set forth in the below table.

RTSR Percentile Rank Relative to RTSR of Peer Group	Performance Level	RTSR Performance Percentage
Below 25th Percentile	Below Threshold	0%
25th Percentile	Threshold	50%
Between 25th Percentile and Median		Linearly interpolate between 50% and 100%
Median	Target	100%
Between Median and 75th Percentile		Linearly interpolate between 100% and 150%
75th Percentile and Above	Maximum	150%

APPENDIX 1
PERFORMANCE SHARE UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS UNDER THE
CATALENT, INC.
2018 OMNIBUS INCENTIVE PLAN
(Performance Period commencing on _________ and ending on _________)
COUNTRY-SPECIFIC TERMS AND CONDITIONS
All capitalized terms used in this Appendix 1 that are not defined in this Appendix 1 have the meanings defined in the Plan or the Agreement.
Terms and Conditions
This Appendix 1 includes additional or different terms and conditions that govern the Performance Share Units if the Participant works or resides in one of the countries listed below. The Participant understands that if the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, transfers Employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained in this Appendix 1 shall apply to the Participant.
Notifications
This Appendix 1 also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2019. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Appendix 1 as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Performance Share Units vest or at the time the Participant sells the shares of Common Stock.
In addition, the information contained in this Appendix 1 is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, transfers Employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained in this Appendix 1 may not apply to the Participant.

EUROPEAN UNION / EUROPEAN ECONOMIC AREA / SWITZERLAND / UNITED KINGDOM
Terms and Conditions
Data Privacy. If the Participant is employed in the European Union (“EU”), the European Economic Area, Switzerland or, if and when the United Kingdom leaves the European Union, the United Kingdom (collectively, EEA+), the following provision replaces Section 16 of the Agreement:
The Company is located at 14 Schoolhouse Road, Somerset, New Jersey 08873, USA and grants employees of the Company and its Subsidiaries or Affiliates the opportunity to participate in the Plan, at the Company’s sole discretion. If the Participant would like to participate in the Plan, the Participant understands that the Participant should review the following information about the Company’s data processing practices. The Company’s representative in the EU is:
Catalent Pharma Solutions GmbH
Riedstrasse 1
Cham, Switzerland CH-6330
+41 41 747 4250
Privacy@Catalent.com
(a) Data Collection and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, uses, and transfers certain personally identifiable information about the Participant for the exclusive legitimate purpose of implementing, administering, and managing the Plan and generally administering employee equity awards, specifically, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any equity or directorships held in the Company and any Affiliate or Subsidiary, and details of all Performance Share Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Service Recipient (“Personal Data”). In order to facilitate Participant’s participation in the Plan, the Company will collect, process, use, and transfer the Participant’s Personal Data for purposes of allocating shares of Common Stock and implementing, administering, and managing the Plan. The Company’s collection, processing, use, and transfer of the Participant’s Personal Data is necessary for the performance of the Plan and pursuant to the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards. The Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. As such, by participating in the Plan, Participant voluntarily acknowledges the collection, use, processing, and transfer of Participant’s Personal Data as described herein.
(b) Stock Plan Administration Service Providers. The Company transfers participant data to Morgan Stanley Smith Barney LLC, an independent service provider based in the United States, which assists the Company with the implementation, administration, and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The

Company’s service provider will open an account for the Participant to receive and trade shares of Common Stock. The Participant’s Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering, and operating the Plan.
(c) International Data Transfers. The Company and its service providers operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. By participating in the Plan, the Participant understands that the service providers will receive, possess, use, retain, and transfer the Participant’s Personal Data for the purposes of implementing, administering, and managing the Participant’s participation in the Plan. When transferring the Participant’s Personal Data to these service providers, the Company provides appropriate safeguards in accordance with the EU Standard Contractual Clauses. The Participant may request a copy of the safeguards used to protect the Participant’s Personal Data by contacting Privacy@Catalent.com.
(d) Data Subject Rights. To the extent provided by law, the Participant has the right to request access to Personal Data, rectification of Personal Data, erasure of Personal Data, restriction of processing of Personal Data, and portability of Personal Data. The Participant may also have the right to object, on grounds related to a particular situation, to the processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting in writing Privacy@Catalent.com. The Participant’s provision of Personal Data is a contractual requirement. The Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to allow the Participant to participate in the Plan or grant other equity awards to the Participant or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, the Participant may contact Privacy@Catalent.com. The Participant may also have the right to lodge a complaint with the relevant data protection supervisory authority.
(e) Data Retention. The Company will use the Participant’s Personal Data only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s Personal Data, which will generally be seven (7) years after the Participant participates in the Plan, the Company will remove it from it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
ARGENTINA
Notifications
Securities Law Information. Neither the Performance Share Units nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina.
Personal Assets Tax Information. The Participant may be subject to a personal assets tax depending on the value of Participant’s computable assets per year (including any shares of Common Stock acquired under the Plan). The rules for determining the Participant’s personal assets tax liability, if any, are complex, and the Participant is advised to speak with Participant’s personal tax advisor to determine the Participant’s obligations with respect to the personal assets tax.
Bank Tax Information. The Tax on Checking Accounts (“Bank Tax”) is imposed on funds transferred to or from bank accounts in Argentina. It is possible that the Bank Tax may apply to payments made to the Participant’s bank account in relation to the sale of any shares of Common Stock acquired upon vesting of the Performance Share Units and/or the receipt of any cash dividends paid with respect to shares of Common Stock, although there are some limited exemptions from the Bank Tax. The Participant should speak with Participant’s personal tax advisor to determine Participant’s obligations with respect to the Bank Tax and whether the Participant may be eligible for an exemption from the Bank Tax.
Exchange Control Information. Certain restrictions and requirements may apply if and when the Participant transfers proceeds from the sale of shares of Common Stock or any cash dividends paid with respect to such shares of Common Stock into Argentina.
Please note that exchange control regulations in Argentina are subject to change. The Participant should speak with Participant’s personal legal advisor regarding any exchange control obligations that the Participant may have prior to vesting in the Performance Share Units or remitting funds into Argentina, as the Participant is responsible for complying with applicable exchange control laws.
Foreign Asset/Account Reporting Information. The Participant must report any share of Common Stock acquired under the Plan and held by the Participant on December 31st of each year on the Participant’s annual tax return for that year. The Participant is strongly advised to consult the Participant’s personal tax advisor to ensure compliance with this tax reporting obligation.
BELGIUM
Notifications
Foreign Asset/Account Reporting Information. The Participant is required to report any security or bank account (including a brokerage account) opened and maintained outside Belgium on Participant’s annual tax return. In a separate report, the Participant must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium at www.nbe.be, under the Kredietcentrales / Centrales des crédits caption.
Stock Exchange Tax Information. A stock exchange tax will apply on the sale of shares of Common Stock acquired from vesting of the Performance Share Units. The Participant is responsible for paying and reporting the stock exchange tax due on the sales transaction. The Participant should consult with the Participant’s tax advisor for details on the applicability of this tax.
Brokerage Account Tax Information. A brokerage account tax may apply if the average annual value of the securities the Participant holds (including shares of Common Stock acquired under the Plan) in a brokerage or other securities account exceeds certain thresholds. The

Participant should consult with Participant’s tax advisor for details regarding Participant’s obligations with respect to the brokerage account tax.
BRAZIL
Terms and Conditions
Nature of Grant. The following provisions supplement Section 14 of the Agreement:
In accepting the Performance Share Units, the Participant agrees that (i) Participant is making an investment decision, (i) the shares of Common Stock will be issued to the Participant only if the vesting conditions are met, and any necessary service is rendered by the Participant over the Restricted Period, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Restricted Period without compensation to the Participant.
Compliance with Law. By accepting the Performance Share Units, the Participant acknowledges Participant’s agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the Performance Share Units, the receipt of any dividend, and the sale of shares of Common Stock acquired under the Plan.
Notifications
Exchange Control Information. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil annually, if the aggregate value of such assets and rights is equal to or greater than US$100,000. If the aggregate value of such assets and rights exceeds US$100,000,000, the Participant will be required to make such declarations on a quarterly basis. Assets and rights that must be reported include shares of Common Stock acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.
Tax on Financial Transactions. If the Participant repatriates the proceeds from the sale of shares of Common Stock or receipt of any cash dividend and converts the funds into local currency, the Participant may be subject to the Tax on Financial Transactions.
CANADA
Terms and Conditions. The following terms and conditions apply if the Participant resides in Quebec:
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressément exigé la rédaction en anglais du présent Contrat, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relatifs au, ou suite au, présent Contrat.
Data Privacy. The following provision supplements Section 16 of the Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and its Affiliates and Subsidiaries, and any designated broker that may be selected by the Company, to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Company and its Subsidiaries to record such information and to keep such information in Participant’s employee file.
Notifications
Securities Law Information. The Participant is permitted to sell shares of Common Stock acquired under the Plan through the Company’s designated broker, provided the resale of such shares of Common Stock takes place outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed. The shares of Common Stock are currently listed on the New York Stock Exchange.
Foreign Asset/Account Reporting Information. Foreign property, including Performance Share Units, shares of Common Stock acquired under the Plan, and other rights to receive shares of Common Stock of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, unvested Performance Share Units must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because the Participant holds other foreign property. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB would ordinarily equal the fair market value of the shares of Common Stock at the time of acquisition, but if the Participant owns other shares of Common Stock of the same company, this ACB may need to be averaged with the ACB of the other shares of Common Stock. The Participant should consult Participant’s personal legal advisor to ensure compliance with applicable reporting obligations.
CHINA
Terms and Conditions
The following terms and conditions will be applicable to the Participant to the extent that the Company, in its discretion, determines that the Participant’s participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”).
Settlement of Vested Performance Share Units. This provision replaces Section 5 of the Agreement:
Notwithstanding anything to the contrary in the Plan or the Agreement, the Performance Share Units do not provide the Participant with any right to receive shares of Common Stock. Upon vesting, the Performance Share Units shall be settled and paid only in cash through local payroll in an amount equal to the fair market value of the shares of Common Stock at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Performance Share Units vest and the time the cash payment is distributed to the Participant.

Notwithstanding the foregoing, the Company reserves the right to settle the Performance Share Units in shares of Common Stock, in its discretion.
FRANCE
Terms and Conditions
Type of Performance Share Units. The Performance Share Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 to L. 225-197-6 of the French Commercial Code, as amended.
Consent to Receive Information in English. By accepting the Performance Share Units, the Participant confirms having read and understood the documents related to the Performance Share Units (the Plan and the Agreement) which were provided in the English language. The Participant accepts the terms of these documents accordingly.
Consentement Relatif à l'Utilisation de la Langue Anglaise. En acceptant l’Attribution, le Participant confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan et le Contrat d'Attribution) qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.
Notifications
Exchange Control Information. The Participant must declare to the customs and excise authorities any cash or securities the Participant imports or exports without the use of a financial institution when the value of the cash or securities is equal to or exceeds €10,000 for 2019. The declaration must be filed with the local customs service of the frontier where the cash or securities are imported or exported. The filing must be executed by the person who completes the transaction. It is the Participant’s obligation to comply with the exchange controls applicable to the Participant, not the Company’s or the Service Recipient’s.
Foreign Asset/Account Reporting Information. The Participant is required to report all foreign accounts (whether open, current, or closed) to the French tax authorities when filing Participant’s annual tax return. Additional monthly reporting obligations may apply if the Participant's foreign account balances exceed €1,000,000. Failure to complete these reports trigger penalties for the French resident Participant. The Participant should consult Participant’s personal legal advisor regarding the details of this reporting obligation.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank). In the case of payments made or received in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was made or received. The form of the report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant understands that if the Participant makes or receives a payment in excess of this amount, the Participant is responsible for complying with applicable reporting requirements.
Foreign Asset/Account Reporting Information. If the acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Participant will need to report the acquisition of shares of Common Stock when the Participant files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds €150,000 or (ii) the shares of Common Stock exceed 10% of the Company’s total shares of Common Stock. The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.
ITALY
Terms and Conditions
Plan Document Acknowledgement. By accepting the Performance Share Units, the Participant acknowledges that (a) the Participant has received the Plan and the Agreement; (b) the Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (c) the Participant accepts all provisions of the Plan and the Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves, without limitation, the following sections of the Agreement: “Treatment on Termination”; “Non-Transferability”; “Repayment of Proceeds; Clawback Policy”; “Restrictive Covenants”; “Tax Withholding”; “No Right to Continued Employment”; “Nature of Grant”; “No Advice Regarding Grant”; “Data Privacy” as replaced by the above provision; “Waiver and Amendments”; “Governing Law; Venue”; “Electronic Delivery and Acceptance”; “Imposition of Other Requirements”; “Language”; and “Appendix.”
Notifications
Foreign Asset/Account Reporting Information. If, at any time during the fiscal year, the Participant holds foreign financial assets (including cash and/or shares of Common Stock) which may generate income taxable in Italy, the Participant is required to report these assets on Participant’s annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to the Participant if the Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions.
Foreign Asset Tax Information. The value of any shares of Common Stock (and certain other foreign assets) the Participant holds outside of Italy will be subject to a foreign financial assets tax. The taxable amount is equal to the fair market value of the shares of Common Stock on December 31 or on the last day the shares of Common Stock were held (in such case, or when the shares of Common Stock are acquired during the course of the year, the tax is levied in proportion to the number of days the shares of Common Stock were held over the calendar year). No payment obligation arises, if the amount of the foreign financial assets tax calculated on all financial assets held abroad does not exceed a minimum threshold. If the Participant is subject to this foreign financial assets tax, the Participant will need to report the value of his or her financial assets held abroad in Form RM of his or her annual tax return. This foreign financial assets tax will not apply to the Restricted Stock Unit since it is non-transferable. The Participant should contact his or her personal tax advisor for additional information about the foreign financial assets tax.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. If the Participant holds assets (e.g., shares of Common Stock acquired under the Plan, proceeds from the sale of shares of Common Stock, and, possibly, Performance Share Units) outside of Japan with a value exceeding ¥50,000,000 as of December 31 of any calendar year, the Participant is required to report such to the Japanese tax authorities by March 15th of the following year. The Participant should consult with Participant’s personal tax advisor regarding the details of this reporting obligation.
SINGAPORE
Notifications
Securities Law Information. The Performance Share Units are granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Performance Share Units are subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock in Singapore, unless such sale or offer is made (i) after six months from the Date of Grant, or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Chief Executive Officer and Director Notification Requirement. If the Participant is the Chief Executive Officer (“CEO”), or a director, associate director, or shadow director[1] of a Singaporean Affiliate or Subsidiary (a “Singaporean Entity”), the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Entity in writing when the Participant receives or disposes of an interest (e.g., Performance Share Units, shares of Common Stock) in the Company or any related company. These notifications must be made within two business days of (i) its acquisition or disposal of any interest in the Company or any related company, (ii) any change in a previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming the CEO or a director, associate director, or shadow director (if such an interest exists at the time).

[1] A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

Exit Tax Information. If the Participant is (i) neither a Singapore citizen nor a Singapore permanent resident, and the Participant (a) intends to leave Singapore for any period exceeding three months, (b) will be posted overseas on a secondment, or (c) is about to cease employment with the Singaporean Entity with which the Participant was employed at the time of grant, regardless of whether the Participant intends to remain in Singapore, or (ii) a Singapore permanent resident, and the Participant (a) intends to leave Singapore for any period exceeding three months, (b) will be posted overseas on a secondment or (c) is about to cease employment with the Singaporean Entity with which the Participant was employed at the time of grant and intends to leave Singapore on a permanent basis, the Participant may be subject to an exit tax upon Participant’s departure from Singapore or cessation of employment, as applicable. In such case, the Participant will be taxed on the Participant’s Performance Share Units on a “deemed vesting” basis, i.e., the Participant will be deemed to have vested in Participant’s Restricted Stock Units on the later of (i) one month before the date Participant departs Singapore or ceases employment, or (ii) the date on which the Participant’s Restricted Stock Units were granted. If the Participant is subject to the exit tax, the Participant acknowledges and agrees that the Service Recipient will report details of Participant’s departure from Singapore or cessation of employment to the Inland Revenue Authority of Singapore and will withhold any income payable to the Participant for a period of up to 30 days. The Participant is hereby advised to consult with a personal tax advisor in the event the Participant may be subject to these exit tax rules.
SWITZERLAND
Notifications
Securities Law Information. The offer of the Performance Share Units is not intended to be publicly offered in or from Switzerland. Because the offer of the Performance Share Units is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other material relating to the Performance Share Units (1) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations; (2) may be publicly distributed or otherwise made publicly available in Switzerland; or (3) have been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
UNITED KINGDOM
Terms and Conditions
Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Agreement, the Performance Share Units are payable in shares of Common Stock only.
Tax Withholding. The following provisions supplement Section 11 of the Agreement:
Without limitation to Section 11 of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Service Recipient or the Company or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Service Recipient and the Company against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or executive officer of the Company and the income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Service Recipient (as appropriate) the amount of any employee NICs due on this additional benefit.

URUGUAY
There are no country-specific provisions.